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                                                                   EXHIBIT 10(n)

                       NONQUALIFIED STOCK OPTION AGREEMENT

       THIS NONQUALIFIED STOCK OPTION AGREEMENT, is made and entered into as of October 14, 1998, by and between PRIME HOSPITALITY CORP., a corporation organized and existing under the laws of the State of Delaware with its principal place of business in Fairfield, New Jersey (the "Corporation"), and A.F. PETROCELLI ("Optionee"), a resident of the State of New Jersey (the "Agreement")

                                   WITNESSETH:

       WHEREAS, Optionee has agreed to serve as an officer of the Corporation;
and

       WHEREAS, as a material inducement to Optionee to enter into the Employment Agreement, dated as of September 14, 1998, by and between Optionee and the Corporation (the "Employment Agreement") and serve the Corporation as an officer, Corporation desires to grant to Optionee an option to purchase shares of common stock of the Corporation, par value $.01 per share (the "Common Stock"), on the terms and subject to the conditions set forth in this Agreement and Optionee desires to accept such stock option award on such terms and conditions; and

       WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Employment Agreement.

       NOW THEREFORE, in consideration of the premises set forth in the Employment Agreement, the parties hereto agree as follows:

       1. GRANT OF STOCK OPTION. The Corporation hereby grants Optionee the right, privilege and option to purchase 1,750,000 shares of Common Stock (the "Option Shares") at a price of $5.91 per share ("Exercise Price"), in the manner and subject to the terms and conditions contained herein. The grant of this option shall be effective as of October 14, 1998 ("Grant Date") in accordance with the terms of the Employment Agreement. This option is hereby designated as a "Nonqualified Stock Option."

       2. OPTION TERM. This option shall terminate ten (10) years from the Grant Date ("Option Term"); however, this option is subject to earlier expiration upon termination of Optionee's status as an employee of the Corporation, as more fully described in Section 5 hereof.

       3. VESTING OF OPTION SHARES. The Option Shares shall vest and become exercisable in accordance with the following schedule: (a) Tranche A, covering 1,000,000 Option Shares, shall vest and become exercisable with respect to 20% of such Option Shares on each of the first through fourth anniversaries of September 14, 1998, and with respect to the remaining 20% of such Option Shares on September 13, 2003, provided, in each case, that Optionee remains an employee of the Corporation on the applicable vesting date; and (b) Tranche B, covering the remaining 750,000 Option Shares, shall vest and become exercisable on the eighth anniversary of the Grant Date, provided Optionee remains an employee of the Corporation on such date, subject to earlier vesting, however,


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based upon the Corporation's attainment of the following share price values: (i)
250,000 Option Shares shall vest and become exercisable at such time as the Common Stock's closing price on the New York Stock Exchange is first at or above
20.00 per share; (ii) an additional 250,000 Option Shares shall vest and become exercisable at such time as the Common Stock's closing price on the New York Stock Exchange is first at or above $25.O0 per share; and (iii) an additional 250,000 Option Shares shall vest and become exercisable at such time as the Common Stock's closing price on the New York Stock Exchange is first at or above $30.00 per share; provided further, that in each case, Optionee remains an employee of the Corporation on the applicable vesting date. In addition, (x) all Option Shares shall become immediately vested and fully exercisable upon a "Change in Control", as defined in the Change in Control Agreement between the Corporation and Optionee, provided Optionee remains an employee of the Corporation on the date of such Change in Control; and (y) all unvested Option Shares covered by Tranche A of the Option grant shall become immediately and fully exercisable upon expiration of the Employment Agreement prior to September 13, 2003 as a result of notice of non-renewal given by the Company pursuant to
Section 2 of the Employment Agreement. Optionee shall have the right hereunder to purchase only those Option Shares which have become vested and exercisable as provided under this Agreement.

       4. MANNER OF EXERCISE OF OPTIONS. To exercise the options granted herein, Optionee shall give written notice to the Corporation at its principal executive office, to the attention of the Secretary of the Corporation, accompanied by a proper notice of exercise setting forth the number of Option Shares with respect to which the option is to be exercised, and by payment of the Exercise Price in one of the methods permitted by Section 9. Optionee further agrees that in connection with any exercise of all or part of this option; Optionee shall deliver to the Corporation such sum, if any, as the Corporation deems necessary to satisfy any withholding and other tax obligations resulting from such exercise. Optionee may elect to surrender to the Corporation shares of Common Stock already owned by Optionee or shares that would otherwise have been acquired upon exercise to fulfill any tax withholding obligation. The date on which the Corporation receives written notice of any exercise hereunder accompanied by payment of the Exercise Price will be considered the date this option was exercised. Promptly, and in no event more than five (5) business days after receipt of written notice of exercise of all or part of this option, the Corporation shall deliver to Optionee or such other person a certificate or certificates for the requisite number Of Option Shares. Optionee or a transferee of an option hereunder shall not have any privileges as a stockholder of the Corporation with respect to any stock covered by this option until the date of issuance of a stock certificate for such Option Shares.

       5.      TERMINATION OF OPTION RIGHTS.

       (a) If Optionee's employment with the Corporation shall terminate voluntarily by Optionee, or by the Company for Cause, and immediately after such termination Optionee shall not then be employed by the Corporation, the option granted hereunder, to the extent not exercised prior to the date of termination of employment, shall expire forthwith. In the event of Optionee's voluntary termination of employment, the Corporation, in its sole discretion, may consent to Optionee's exercise within three (3) months after termination of the option granted hereunder, if the Corporation determines that it is in the interest of the Corporation to permit such exercise, subject, however, to the limitations of subparagraph (d), below.




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       (b)     If the employment of Optionee with the Corporation shall
terminate other than (i) by reason of death, (ii) voluntarily by Optionee, or
(iii) by the Corporation for Cause, and immediately after such termination Optionee shall not then be employed by the Corporation, the option granted hereunder may be exercised at any time within three (3) months after such termination, subject to the provisions of subparagraph (d) below. For purposes of this Agreement, the retirement of Optionee either pursuant to a pension or retirement plan adopted by the Corporation, on the normal retirement date presented from time to time by the Corporation, and the termination of employment as a result of Optionee's Disability, shall be deemed to be a termination of Optionee's employment other than voluntarily by Optionee or for Cause.

       (c) If an Optionee dies (i) while employed by the Corporation or (ii) within three (3) months after the termination of his employment other than as a result of (A) a voluntary termination by Optionee, or (B) a termination by the Corporation for Cause, the option granted hereunder may be exercised at any time within six (6) months after Optionee's death, subject to the provisions of subparagraph (d) below.

       (d) This option may not be exercised pursuant to this Section 5 except to the extent that Optionee was entitled to exercise the option at the time of termination of employment or death, and in any event may not be exercised after the expiration of ten (10) years from the Grant Date.

       6. CHANGES IN CAPITAL STRUCTURE. If the capital stock of the Corporation is changed by reason of a reorganization, merger, consolidation, recapitalization, reclassification, stock split, reverse stock split, stock dividend or exchange of shares and the like, appropriate equitable adjustments shall be made in (a) the number and class of shares of Common Stock subject to this option, and (b) the Exercise Price of this option; provided, however, that if fractions of a share would result from any such adjustment, the adjustment shall be revised to the next lower whole number of shares and any adjustment in the number of shares of Common Stock subject to this option shall apply proportionately to only the unexercised portion of such option. Each such adjustment shall be determined by the Board of Directors of the Corporation (the "Board") in good faith, which determination shall be final and binding on all persons. If the Corporation shall be reorganized, consolidated, or merged with another corporation, or if all or substantially all of the assets of the Corporation shall be sold or exchanged, Optionee shall at the time of issuance of the stock under such corporate event be entitled to receive upon the exercise of this option the same number and kind of shares of stock or the same amount of property, cash or securities as he would have been entitled to receive upon the occurrence of any such corporate event as if he had been, immediately prior to such event, the bolder of the number of shares covered by this option.

       7. AUTHORIZED SHARES. The Corporation agrees to take all necessary and appropriate steps to ensure that there are at all times sufficient authorized shares of capital stock available for issuance upon exercise of this option.

       8. TRANSFERABILITY OF OPTIONS. To the extent not prohibited by any statute, rule or regulation applicable to the option or the registration of the Option Shares with the Securities and Exchange Commission, all or a portion of the option is transferable by Optionee, without consideration, to or for the benefit of Immediate Family Members, including but not limited to a


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partnership or trust with respect to which Immediate Family Members are the sole partners or beneficiaries, respectively. The right to transfer the option is personal to Optionee and any transferee of the option shall not have the right to transfer the option to any person other than by the laws of descent and distribution. As used herein the phrase "Immediate Family Members" shall mean Optionee's spouse, children, grandchildren, parents and grandparents. Except with respect to transfers to Immediate Family Members as discussed above, this option shall not be transferable, except by will or the laws of descent or distribution, and the option may be exercised during the lifetime of Optionee only by him. This option shall not be subject to execution, attachment or other process.

       9. PAYMENT OF EXERCISE PRICE. Except as provided below, payment of the Exercise Price for the Option Shares shall be made (a) in cash, (b) by certified check or bank cashier's check payable to the order of the Corporation in the amount of such Exercise Price, (c) by delivery to the Corporation of shares of Common Stock having a fair market value on the date of exercise equal to such Exercise Price, (d) by irrevocable instructions to a broker to deliver promptly to the Corporation the amount of sale or loan proceeds necessary to pay such Exercise Price and to sell the shares of Common Stock to be issued upon exercise of the option and deliver the net cash proceeds (less the Exercise Price delivered to the Corporation and the commissions and brokerage fees) to the Optionee or to deliver the remaining shares of Common Stock to the Optionee, or (e) by any combination of the methods of payment described in (a) through
(d) above. Proceeds of any payment shall constitute general funds of the Corporation. Before the option is exercised, the Board, in the exercise of its absolute discretion, may authorize payment by acceptance of Optionee's full recourse promissory note for some or all of the Exercise Price of the Option Shares being acquired (except for the aggregate par value of the shares being acquired, which must be paid in cash or other lawful consideration under applicable law), payable on such terms and bearing such interest rate as determined by the Board, and secured in such manner as the Board shall approve, including, without limitation, by a security interest in shares of Common Stock or other securities of the Corporation.

       10. GOVERNING LAW. This Agreement shall be interpreted and construed according to and governed by the laws of the State of New Jersey. Any disputes or claims shall be resolved as provided in Section 11.5 of the Employment Agreement.

       11. ENTIRE AGREEMENT. This instrument, the Employment Agreement and the Change in Control Agreement contain the entire agreement of the parties relating to the option grant. To the extent that the terms and provisions of this Agreement are in conflict with or inconsistent with the terms and provisions of the Employment Agreement or Change in Control Agreement, then the Employment Agreement or Change in Control Agreement, as applicable, shall be controlling and shall govern the relationship between the parties. This Agreement may not be changed orally, but may be changed only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification or discharge is sought.

       12. SEVERABILITY. The invalidity or unenforceability of any provision hereof shall in no way affect the validity or enforceability of any other provision of this Agreement.



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       13.     AUTHORITY. The provisions of this Agreement required to be approved by the Board have been so approved and authorized.


       14. BENEFIT. This Agreement shall bind all parties, their respective heirs, executors, administrators and assigns. Except as provided in Section 8 hereof, nothing contained herein shall be construed as an authorization or right of any party to assign their respective rights or obligations hereunder and Optionee shall have no right to assign the option herein granted to him and any such attempted assignment shall be ineffective. The option, right and privilege herein granted to Optionee to purchase Option Shares shall be binding upon the Corporation and its successors or assigns.

       15. TERMINATION OF AGREEMENT. This Agreement shall terminate: (a) upon the written agreement of all parties or (b) upon the terms and conditions set forth in the Employment Agreement.

       IN WITNESS WHEREOF, the parties hereto have executed this instrument effective as of the day and year first above written.


Attest:                                 PRIME HOSPITALITY CORP.




By: /s/ RICHARD FRANZBLAU               By: /s/ JOSEPH BERNADINO
   -----------------------------           -----------------------------
Name: Richard Franzblau                         JOSEPH BERNADINO
     ---------------------------              SENIOR VICE PRESIDENT
Title: Assistant Secretary
      --------------------------




                                        OPTIONEE

                                         /S/ A.F. PETROCELLI
                                        --------------------------------
                                        A.F. PETROCELLI




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